Marin, Mendez & CO.
                           Ernst & Young International

We consent to the reference to our firm under caption "Experts" and to the use of our reports dated September 9, 1999, in the Registration Statement (Form SB-2) and related Prospectus of Cafe Britt Coffee Corporation for the registration of 10.000.000 shares of its commons stock.

Mario Marin S

Partner